Exhibit 10.2

ADDENDUM TO EMPLOYMENT AGREEMENT

made and entered into as of May 15, 2023

by and between

Microbot Medical Ltd.

Registration no. 514519412

of 6 Hayozma Street, Yokneam Illit, Israel

(the “Company”)

of the first part

and

Simon Sharon

Israeli I.D no. 27037753

of Israel

(the “Employee”)	of the second part

WHEREAS,	the Employee is employed by the Company in accordance with that certain employment agreement dated on March 31, 2018, and any addendum thereto (the “Employment Agreement”);

WHEREAS,	due to the Company’s financial situation and reductions as a result thereof, the Company and the Employee have agreed to amend certain term of the Employee’s Employment Agreement effective as of May 15, 2023 (the “Amendment Date”), and wish to set forth in writing said understanding;

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1. Salary

1.1.	As of the Amendment Date, the Employee’s gross monthly Salary shall be decreased to a gross amount of NIS 44,496, to be divided as follows:

a. Base Salary in the amount of NIS 35,596.8 (gross) per month; and

b. Global Compensation in the amount of NIS 8,899.2 (gross) per month.

1.2.	Social and fringe benefits due to the Employee according to the Employment Agreement shall be calculated based upon the updated Salary, excluding sick days and vacation days which will continue to be accumulated per to Employee’s Employment Agreement dated February 18, 2020.

1.3.	Notwithstanding the foregoing, in the event of termination of the Employee’s employment, either by the company or by the employee, the redemption of accrued vacation days and the payment of prior notice period shall be calculated based on the Employee’s salary prior to the Amendment Date.

2. Miscellaneous

2.1.	Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Employment Agreement.

2.2.	This Addendum contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and cancels all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any. In any event of contradiction between the provisions of this Addendum and any prior agreement, whether written or oral, the provisions of this Addendum shall prevail.

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com

2.3.	This Addendum may be amended, modified, superseded, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by both parties. A waiver of any term or condition of this Addendum may be effected only by a written instrument executed by the party waiving compliance. The failure of any party, at any time or times, to require performance of any provision of this Addendum shall in no manner affect the right of such party, at a later time, to enforce the same. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

2.4.	Except to the extent otherwise specifically modified herein in this Addendum all of the terms and conditions of the Employment Agreement are hereby ratified, approved and confirmed and all such terms and conditions shall remain in full force and effect.

IN WITNESS WHEREOF, the parties execute hereunder:

/s/ Naama Moav	/s/ Simon Sharon
Microbot Medical Ltd.	Simon Sharon

By

Microbot Medical Ltd., 6 Hayozma St, Yokneam Illit, 2069024. P.O.B 242, Israel

Office: +972-4-8200710 Fax: +972-4-8200712

www.microbotmedical.com